Exhibit 99.1

Media:

Scott Stoffel

(224) 668-5201

Spanish-language Media:

Jorge Solorzano Torres

+52 55 5809 7512

Financial:

Brian Yoor

(224) 667-6343

Scott Leinenweber

(224) 668-0791

Abbott Completes Acquisition of CFR Pharmaceuticals; Announces Results of Tender Offer for CFR Shares

Acquisition enhances Abbott’s position in Latin America, more than doubling its branded generics pharmaceutical sales and presence in the fast-growing region

ABBOTT PARK, Ill., Sept. 26, 2014 — Abbott has acquired control of CFR Pharmaceuticals, more than doubling its Latin American branded generics pharmaceutical presence and further expanding the company’s presence in fast-growing markets. Through purchase of the controlling interest and tender offers described below, Abbott indirectly acquired more than 99 percent of CFR’s ordinary shares for approximately $2.9 billion.

“By adding CFR’s portfolio of well-known, trusted products, Abbott has taken another key step in actively shaping its portfolio to better meet the evolving needs of health care and drive sustainable growth,” said Miles D. White, chairman and chief executive officer, Abbott.

The CFR acquisition immediately establishes Abbott among the top 10 pharmaceutical companies in Latin America, a market that is expected to reach $124 billion by 2018, with estimated annual growth rates of two to three times that of developed markets over the coming years, according to IMS.

This transaction will not impact Abbott’s ongoing earnings-per-share guidance for 2014.

Abbott anticipates this transaction to be accretive to ongoing earnings per share in 2015 and increasing thereafter, before one-time transaction-related items which will be provided at a later date.

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Tender Offers

Abbott has been advised that an aggregate of 1,722,927,101 ordinary shares and 6,243,247 American Depositary Shares, representing 624,324,700 ordinary shares, were validly tendered in the tender offers and not subsequently withdrawn. Abbott has accepted for payment all ordinary shares and American Depositary Shares that were validly tendered in the tender offers and not subsequently withdrawn.

After giving effect to the purchase today of Kalo Pharma Internacional S.L.U., which indirectly owns 72 percent of the shares of CFR, and the purchase of the ordinary shares and American Depositary Shares tendered in the tender offers, Abbott will indirectly own approximately 99.6 percent of the outstanding ordinary shares of CFR.

The U.S. tender offer expired at 5 p.m., New York City time, on Sept. 23, 2014. The Chilean tender offer expired at 5:30 p.m., Chilean time, on Sept. 23, 2014.

About Abbott

Abbott is a global healthcare company devoted to improving life through the development of products and technologies that span the breadth of healthcare. With a portfolio of leading, science-based offerings in diagnostics, medical devices, nutritionals and branded generic pharmaceuticals, Abbott serves people in more than 150 countries and employs approximately 69,000 people.

Visit Abbott at www.abbott.com and connect with us on Twitter at @AbbottNews.

Private Securities Litigation Reform Act of 1995 — A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2013, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

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